Exhibit 10.4

LOAN AGREEMENT

THIS LOAN AGREEMENT (“Agreement”) dated as of June 15, 2012, by and among the individuals set forth on the signature page hereto (each, a “Lender” and collectively, the “Lenders”), and Macau Resources Group Limited, a British Virgin Islands company with its registered office at P.O. Box 957, Offshore Incorporations Centre, Road Town, Tortola, British Virgin Islands (the “Company”).

RECITALS:

A. The Lenders have advanced funds to Chung Long Jin, a Macau resident with BIR No. 5055428(0), for capital required to operate the Hung Lei VIP Room in the Galaxy Casino, Galaxy Macau™ Resort, Macau, China (“Hung Lei”).

B. Effective with the proposed merger between the Company and Israel Growth Partners Acquisition Corp. (the “Merger”), Hung Lei will be operated for the benefit of the Company and the Company will assume the obligation to repay the Lenders the funds they have advanced to Hung Lei without interest.

C, The parties desire to set forth their mutual understandings in connection with the repayment of the advances.

IT IS AGREED:

1.          Amount of Advances.  The amount of the advances made to date for which the Company will assume the obligation to repay is set forth on Schedule I hereto (the “Advances”). No interest will be paid on the Advances.

2.          Repayment of Advances.  Commencing on the third anniversary of the date of the consummation of the Merger, the Company will commence repayment of the Advances, in whole or in part, provided that after the making of any such repayment at least HK$ 80,000,000 of capital will be available to operate Hung Lei. Unless otherwise agreed between the Company and any of the Lenders, any repayments will be made pro rata to the amount of the Advance then due each Lender.

3.          Certain Waiver. Each Lender hereby irrevocably agrees to forego, and waives any right to receive, any commissions or any other compensation or remuneration in connection with any capital it has provided to or for the benefit of operating Hung Lei. Nothing in this section is intended to limit or deny the ability of any Lender to receive ordinary compensation for services rendered to or for the benefit of the Company or Hung Lei.

4.          Legal Effect. This Agreement shall be of no force or effect if the Merger is not consummated for any reason.

5.          Notices.  All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by overnight commercial delivery service providing proof of delivery to the parties if to the Company at the Hung Lei VIP Room in the Galaxy Hotel, Macau, China, or in the case of any Lender, at the address specified under the signature of such Lender set forth below (or at such other address for a party as shall be specified by like notice) and shall be deemed given when delivered to the recipient.

6.          Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the Macau Special Administrative Region of the People’s Republic of China without giving effect to principles of conflicts of law.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

COMPANY:

MACAU RESOURCES GROUP LIMITED

By	/s/ Chung Long Jin
Name:	Chung Long Jin
Title:	Chairman

LENDERS:

/s/ Chung Long Jin
Chung Long Jin

Address:

/s/ Lam Cheok Va
Lam Cheok Va

Address:

/s/ Hsu Chen-Hai
Hsu Chen-Hai

Address:

/s/ Shu Qinliang
Shu Qinliang

Address: